Exhibit 3.7

PRO-PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF

DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

AND

SERIES B-2 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

NEVADA GENERAL CORPORATION LAW

The undersigned, Anthony Squeglia and Maureen Foley, do hereby certify that:

1. They are the Chief Financial Officer and Secretary, respectively, of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of undesignated stock, par value $0.01 per share, of which 900,000 have been designated for issuance as Series B-1 Convertible Preferred Stock, and 2,100,000 have been designated for issuance as Series B-2 Convertible Preferred Stock (collectively, the “Series B Preferred Stock”).

3. On August 7, 2009, the Board of Directors of the Corporation approved the following amendments to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Certificate”).

4. As of August 7, 2009, there were 900,000 shares of Series B-1 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments, and 700,000 shares of Series B-2 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments.

5. There is no class or series of stock which is senior to the Series B Preferred Stock as to the payment of distributions upon dissolution of the Corporation, and therefore the approval of any other class or series of stock of the Corporation to the amendments to the Certificate of Designation is not required pursuant to NRS 78.1955(3).

6. The Certificate of Designation is hereby amended in the following manner:

(a) The definition for “Series B-1 Redemption Date” in Section 1 of the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Certificate”) is hereby amended to read in its entirety as follows:

“Series B-1 Redemption Date” means the date that is nineteen (19) months from the Original Issue Date of the Series B-1 Preferred.

(b) The definition for “Final Purchase Date” in Section 1 of the Certificate of Designation is hereby amended to read in its entirety as follows:

“Final Purchase Date” means February 11, 2010.

(c) Section 3 of the Certificate of Designation is hereby amended to read in its entirety as follows:

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 12% per annum (compounding monthly), payable in arrears quarterly on March 31, June 30, September 30 and December 31, beginning with June 30, 2009 (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (“Dividend Payment Date”). The dividends shall be payable in duly authorized, fully paid and non-assessable shares of Common Stock valued at $0.50 per share, but may be paid only if the Registration Statement Condition is true as of the Dividend Payment Date; provided that the Registration Statement Condition must only be true as of the Dividend Payment Date falling on June 30, 2010 or any subsequent Dividend Payment Date. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Corporation covenants that all shares of Common Stock that are issued in satisfaction of dividends due on the Preferred Stock shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and registered for public sale in accordance with the Registration Statement. If the Corporation does not pay any dividend on the Preferred Stock on or prior to the Dividend Payment Date on which the dividend is due, then from that Dividend Payment Date until such time as all accrued but unpaid dividends due on the Preferred Stock have been paid in full, dividends shall accrue on the Preferred Stock at the rate of 15% per annum (compounding monthly).

(d) Section 6(a)(A) of the Certificate of Designation is hereby amended to read in its entirety as follows:

(A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Stock or the Corporation’s Series A 12% Convertible Preferred Stock).

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 11th day of August, 2009.

/s/ Anthony Squeglia		/s/ Maureen Foley
Name:	Anthony Squeglia	Name:	Maureen Foley
Title:	Chief Financial Officer	Title:	Secretary